Exhibit 3.4

CERTIFICATE OF CORRECTION OF
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

MATTMAR MINERALS, INC.
______________

     Mattmar Minerals, Inc., (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1. The name of the corporation is Mattmar Minerals, Inc.

     2. The Certificate of Amendment of Certificate of Incorporation of the corporation, which was filed by the Secretary of State of Delaware on July 15, 2009, is hereby corrected.

     3. The inaccuracy to be corrected in said instrument appears in the insert to Article FOURTH set forth in Paragraph 5. Such insert shall be amended to reflect that each 10 shares of Common Stock of the Corporation issued and outstanding on the Effective Date shall be automatically reclassified into one (1) share of Common Stock.

     4. The portion of the said instrument in corrected form is as follows:

     5. The Charter is hereby amended by inserting the following three new paragraphs into Article FOURTH following the current text of said Article:

      Effective at 9:00 AM Eastern Time, on July 30, 2009 (the "Effective Date"), each 10 shares of Common Stock then issued, which are the only voting securities of the Corporation issued and outstanding, shall be automatically reclassified into one (1) share of Common Stock (the “Reverse Stock Split”). Any fractional interests resulting from such reclassification shall be rounded-up to the nearest full share.

      From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. The par value of a share of Common Stock shall remain unchanged after the Reverse Stock Split at $.001 per share.

From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged.

[SIGNATURE PAGE TO FOLLOW]

     Executed on this 29th day of July 2009.

Mattmar Minerals, Inc.

By:	/s/ Arnold P. Kling
Arnold P. Kling, President